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                                                                   EXHIBIT 10.36

                          CONCORD COMMUNICATIONS, INC.

                              EMPLOYMENT AGREEMENT


Daniel Sheahan
11 Curry Close
French Forest
Sydney NSW 2077
Australia


RE: YOUR TEMPORARY INTERNATIONAL ASSIGNMENT

We are pleased that you have agreed to accept employment and initial assignment to Massachusetts, United States under your employment with Concord Communications, Inc. ("the Company"). We consider it important for us to understand our mutual expectations regarding your assignment. This letter, therefore, confirms the arrangements under which we have offered and you have accepted your employment and assignment to Concord Communications, Inc. in Marlboro, MA.

1. ASSIGNMENT
  Effective May 1, 2001 you will assume responsibilities as Vice President of Worldwide Sales, and will be assigned to Concord Communications, Inc. Your duties in the position are set forth in paragraph 3. During the term of this assignment, you will report directly to John Hamilton, Executive Vice President of Worldwide Sales of the Company, until such time as further assignment of a superior may occur. You will remain an employee of Concord Communications, Inc. at all times. The Company shall at all times be responsible for securing appropriate work and residency permits for you (and your family) in The United States.

2. TERM OF EMPLOYMENT
  The initial term of this assignment will begin on May 1, 2001 and is anticipated to last for approximately twenty four (24) months. An extension will be reviewed by all parties involved prior to the end of the assignment.

3. DUTIES
  You agree that, during the period of your employment under this agreement, you will diligently and loyally devote all of your professional skills, time, and energies to the faithful performance of your duties and will use your best efforts to promote the Company's interests. In your assignment your duties shall include, but not be limited to the following:

  Reporting to the EVP of Worldwide Sales and Services in the US, you will be responsible for developing and driving the business plan for the sales and marketing of
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  Concord's products throughout World. You will manage the sales and marketing activities of Concord's in-country sales teams to drive business through both direct and indirect channels. You will be responsible for identifying new viable markets/countries and appointing sales strategies within those markets/countries. You will hire additional sales teams as required. This position will have five (5) direct report employees.

4. COMPENSATION
      a) During the term of this assignment you will be an employee of the United States Company. You will be paid a base salary of US$150,000 paid twice monthly (equivalent to US$6,250). This figure may be amended from time to time according to Company policy, as provided by law.

      b) As a convenience to you, a one-time stipend of US$10,000 will be paid to you for miscellaneous fees and expenses.

      c) You will also be eligible to participate in the Company Incentive Commission Plan. The annual amount is US$90,000 based on worldwide sales quota obtainment. Your eligibility and compensation under this Plan will be governed solely under the terms of the Plan and applicable Company policy as from time to time established.

      d) The payment of any bonus, royalty, share option award, premium or other similar benefit shall be at the Company's absolute discretion. The Company reserves the right to withhold any bonus or award payment or withdraw any such scheme at any time.


5. BENEFITS
   During the term of this assignment, you will receive, in addition to the compensation set forth in Section 4 above, the following additional benefits:

      (a) EMPLOYEE BENEFITS
      You will participate in the Company Benefit Plans for US employees, as from time to time established, at such times as you qualify for them or, as the case may be, as you are selected for participation in them. The Company reserves the right to amend or discontinue such benefit programs in its sole discretion and without compensation to you for such amendment or discontinuance. You will be provided with a benefits orientation on or before you arrive at the Host location.

      b) VACATION ENTITLEMENT
      Your vacation entitlement shall be 20 days annually earned at an accrual rate of 6.67 hours every payroll cycle. Vacation will be taken by you at times that will be determined, depending upon the requirements of the business activities of the Company and depending upon the provisions of national law, unless the Company and you shall otherwise specifically agree.

      c) PERSONAL ACCOMMODATIONS
      You and your accompanying family members are permitted up to forty-five
      (45) days of temporary living in host location, if necessary. Any extension due to non-availability of housing, delays in shipment of household goods, etc., must be approved by the Hiring Manager and Human Resources Management. Refer to the Temporary International Assignment Policy for reimbursable expenses.
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      d) HOLIDAYS
      During the period of your assignment under this agreement, you shall be entitled to the official holidays of the Host Country.

      e) HOME LEAVE
      To maintain family and social relationships and responsibilities during the term of your assignment to Concord Communications, Inc. you and your family are entitled to one (1) home visit to your Home Country for each year of assignment completed. The Company will pay for roundtrip transportation for you and your family to travel from The United States to Sydney, Australia based on the provisions and guidelines set forth in the Company's travel policy and temporary assignment policy. Days taken for this purpose, minus travel time, must be taken as vacation days.

6. PERSONAL INCOME TAX LIABILITY
  During the term of this assignment, you will be obligated to abide by the laws of The United States, including the obligation to pay personal income taxes and other taxes imposed on you personally by the taxing authorities of the Australia. You will be personally responsible for any personal tax liability you may incur for service under this assignment.

  Notwithstanding the above, you will have your personal income tax returns for The United States and Australia prepared by a tax consulting firm selected by the Company at no cost to you. Further, the incremental additional tax for which you may be liable in The United States due to your assignment on Company source income only under this Agreement will be reimbursed to you under the terms of the Company Tax Equalization Policy.


7. PROFESSIONAL EXPENSES
  Your reasonable and necessary professional expenses for travel and lodging, incurred in furthering of Company business, will be reimbursed to you in accordance with the standard travel and entertainment policies of the Company, as from time to time in effect, upon presentation of documentary evidence acceptable to the Company.

8. NO CONFLICT OF INTEREST
      a) You represent and warrant that you have not entered into any previous or contemporaneous agreements which may be in conflict with the terms and conditions of this agreement, or which would preclude you from fully performing your job responsibilities for the Company.

      b) You represent that your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment by the Company, and you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. You further agree to conform to the rules and regulations of the Company.

9. NON-ASSOCIATION
  During this assignment and thereafter, you will continue to be bound by Conflict of Interest and Confidentiality Agreements you have executed with the Company, and you agree not to become associated as an owner, employee, agent, consultant, officer or partner or in any other capacity with any business which furnishes services or products
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  similar to the Company's, or which in any way otherwise competes with the
  Company, or which is current or former client of the Company. You agree that you will also adhere to all of The Company's standards and policies in effect from time to time. If you ever have any questions about these standards or policies, you will discuss them openly with your superior or with the Human Resources Department.

10. TERMINATION OF EMPLOYMENT AND ASSIGNMENT
      a) This assignment may be terminated by you or the Company at any time. On termination of this assignment, all payments, benefits and reimbursements that The Company has agreed to pay to you in connection with this assignment will cease.

      b) Termination of this assignment by you may, at the discretion of the Company, be considered immediate termination of your employment.

      c) Your employment under this agreement may be terminated by the Company upon two (2) months of written notice, or payment in lieu thereof. The a foregoing not withstanding your employment may be terminated by the Company without notice or payment in lieu thereof if you commit any serious or persistent breach or non-observance of the terms, conditions or stipulations contained in this Agreement, or you are guilty of any serious negligence or gross misconduct in connection with or affecting the business or affairs of the Company.

      d) In the event the Company is sold within the first two years of your temporary assignment you and your family will be repatriated to your home country with cost borne by Concord Communications as outlined in the Temporary Assignment Policy.

11. REPATRIATION
      a) Except as provided herein, upon completion of this assignment under this Agreement, or termination of your employment by the Company for reason other than Gross Cause, you (and your family) will be repatriated to Australia at Company expense. Such repatriation shall include

                  i)    Coach class airfare transportation

                  ii) Physical relocation (with insurance and duties) of The Company will cover the cost of shipment of household goods and personal effects as deemed by the Temporary International Assignment Policy.

      b) In the event that (i) you voluntarily terminate your employment with the Company during the term of this assignment or (ii) your employment is terminated by the Company for gross insubordination, theft or similar reasons, provision of any repatriation assistance shall be at the sole discretion of the company.

12. CONFIDENTIALITY
      a) You hereby agree and acknowledge that you have an ongoing absolute duty to maintain and safeguard the confidentiality of information you will be entrusted with or exposed to during your employment with The Company and assignment under this agreement. In the course of your employment and assignment you will have access to and be entrusted with trade secrets, information as to the policies, organization, management, future plans and staffing of The Company's business
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            and associated companies of Concord Communications, Inc., as well as information as to the nature, origin, research, composition, pricing, and company strategic and tactical sales and marketing plans relative to The Company's products, business, and markets, all of which information is confidential. On being assigned to additional company management projects, you may be required to sign additional documents which record this commitment on your part.

      b) You agree that this Confidential Information is the Company's property and that you will hold it in trust for the Company's benefit.

      c) The Company reserves the right to withhold payments due to you or take other action permitted under the laws of The United States to ensure the protection and return to The Company of such property as described in this section.

13. INVENTIONS
      a) Any discovery, invention, secret process or improvement made or discovered by you (either alone or with others) during your employment in connection with or in any way affecting or relating to the business of the Company or any associated company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed in writing to the Company and shall belong to and be the absolute property of the Company or such other body corporate as the Company may designate and for the purposes of section 57(b) of the Patents Ordinance (Cap.514 of the Laws of Hong
            Kong), you shall be deemed to have a special obligation to further the interests of the Company.

      b) You shall at the request and cost of the Company (and notwithstanding the termination of your employment) apply or join in applying for patent or other similar protection in the USA or any other part of the world for any such invention, discovery, process or improvement as aforesaid and execute all instruments and do all such things necessary for vesting the said patent or other similar protection when obtained, or the benefit of any application, and all right, title to and interest in the same in the Company or its nominee absolutely.

      c) To secure your obligation under this Agreement you irrevocably appoint the Company to be you attorney in your name and on your behalf to execute such deeds or documents and do all such acts and things and generally to use your name to give to the Company or its nominee the full benefit of the provisions of this clause and with respect to any third party a certificate in writing signed by any Director or the Company Secretary that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.



14. NON- COMPETITION
      a) During the course of your employment, you will become aware of information or material (including lists and/or details of customers of the Company and/or; information relating to the business, affairs, finances, products, processes, formulae, working methods, inventions, and applications and/or Intellectual Property) used or owned by the Company. All of this is or maybe private, confidential, or secret and is information or material that is the property of the Company being "Confidential Information".

      b) You shall not, either during or after your employment, disclose or use any "Confidential Information," except in the proper performance of your duties or with the prior written consent of
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            the Company or where such "Confidential Information" is publicly available and known. You may be required to sign additional documents that record this commitment on your part.

      c) You agree that the Company has the right to withhold payments due to you or take other action permitted under the laws of Hong Kong to ensure the protection and return to the Company such property as described in this section.

      d)    For the purposes of this and the following section:

            "Intellectual Property" means all intellectual property rights including, without limitation, patents, trademarks, service marks, registered designs, design rights, utility models, copyrights, discoveries, creations, inventions (including improvements), confidential information, know-how, and moral rights application for any of the foregoing, and any similar rights in any part of the world.

      e) Breach of your duty of confidentiality will be regarded as gross misconduct as set out in the disciplinary rules in the policy book.


15. AFFILIATED COMPANIES
   Under the terms of this assignment, you may be assigned to affiliated company, and therefore, your obligations and duties to us under this agreement will be for the benefit of and enforceable by the Company and by each of our affiliated companies to which you may be assigned, as if such affiliate were your direct employer.

16. OUR MUTUAL REMEDIES
      a) The Company and you each agree that if either party violates this agreement, the Company and you may each, in addition to damages, be subject to court enforcement of the specific terms and provisions of this agreement. The Company and you mutually acknowledge that it may be difficult to ascertain the exact amount of damages for violation of these provisions, but that damages would be of a continuing nature and that the Company and you would each suffer irreparable harm and injury by reason of such violations. Consequently, the Company and you consent to court enforcement of the specific language of this agreement.

      b) All of the rights, duties and obligations between the Company and you as set forth in this agreement are in addition to those provided by applicable law and none of the remedies specifically provided for in this agreement will preclude either you or the Company from pursuing additional remedies available to either of the parties.

17. SEVERABILITY
   The Company and you mutually agree that the provisions of this agreement are severable, and if any one provision is found to be unenforceable in whole or in part, the remainder of the agreement will remain valid and enforceable. The Company and you further agree that the court should modify any provision to make it enforceable.
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18. SUCCESSORS AND ASSIGNS
The Company shall have the right to assign this agreement, and all covenants and agreements herein shall inure to the benefit of and be enforceable by such successors and assigns.

19. CHOICE OF LAW
We mutually agree that this agreement is to be governed and construed by the laws of The United States, without regard to the laws of any other state or jurisdiction in which you reside, perform your duties or where any violation of this agreement may occur.

In that regard, we each agree that any suit or other legal proceeding arising out of this agreement will be brought exclusively in a court located in The United States. We each submit to the personal jurisdiction of such court and represent that we are each subject to such court's jurisdiction.

This agreement, together with the Concord Communications Stock Plan and the Incentive Sales Plan as from time to time established, supersedes any prior oral or written agreements, negotiations or understandings between the parties relating to your expatriate assignment on behalf of the Company. Further, this agreement, together with your Employment Agreement with the Company, as referenced herein and as in effect from to time, constitute the entire agreement relative to your assignment. This agreement can only be modified in writing, signed by you and the Company.

All other terms and conditions of our agreements relative to your employment with The Company in general, not inconsistent with the terms of this agreement relative to expatriate assignment, shall remain in effect.

The Company and you acknowledge and agree that the foregoing accurately describes our understandings and agreements relative to your assignment, and the Company and you agree that this agreement is fair and reasonable. The Company and you acknowledge our acceptance and understanding of this agreement by the signatures of their respective representative below on the date first indicated above.

AGREED AND EXECUTED:
 Concord Communications
acting by                                 Date: August 10, 2001
                                                --------------------

                                          by: /s/ John F. Hamilton(**)
                                              --------------------
                                          Concord Communications, Inc


** Company official with corporate power to legally bind the US Company.



AGREED AND EXECUTED:

Date: August 10, 2001
      --------------------

/s/ Daniel Sheahan
--------------------
Daniel Sheahan